Exhibit 99.1

Raven Industries Reports Strong Third Quarter Fiscal 2021 Results
Sioux Falls, S.D. - November 24, 2020 - Raven Industries, Inc. (the Company;NASDAQ:RAVN) today reported financial results for the third quarter that ended October 31, 2020.
Third Quarter Fiscal 2021 Noteworthy Items:
•Company reported earnings of $0.24 per share while investing in Raven Autonomy™, Raven Composites™ and Thunderhead Balloon Systems;
•Net sales in Applied Technology increased 22 percent versus the prior year, driven by growth in the OEM channel;
•Company invested $4.6 million, or $0.10 per share after-tax, primarily in incremental research and development activities, to advance Raven Autonomy™;
•Aerostar achieved year-over-year revenue growth of 15 percent driven by the delivery of aerostat systems and the execution of a record number of customer flight campaigns;
•Company generated $21 million in free cash flow1 led by strong profitability and management of net working capital;
•Engineered Films' net sales declined 22 percent versus the prior year as the division's end-markets continued to face economic challenges resulting from the global pandemic;
•Company announced executive leadership changes to accelerate execution of its growth strategy and to further position itself for long-term success;
•Applied Technology was recognized for top innovative new products, receiving awards from the American Society of Agricultural and Biological Engineers for VSN® and the Hawkeye® 2 Nozzle Control System.

Third Quarter Results:
Consolidated net sales for the third quarter of fiscal 2021 were $96.6 million, down 3.9 percent versus the third quarter of fiscal 2020. Applied Technology and Aerostar achieved significant year-over-year growth, but this was offset by a decline in Engineered Films. Strong growth in OEM sales drove the increase in Applied Technology. Aerostar achieved year-over-year growth by executing on a record number of successful stratospheric balloon flight campaigns and completing the delivery of aerostats on its current contract. The global pandemic continued to present challenges for Engineered Films' end-markets, leading to the year-over-year decline in revenue.

Consolidated operating income for the third quarter of fiscal 2021 was $9.3 million, versus operating income of $11.3 million in the third quarter of fiscal 2020. Included in the results for the third quarter of fiscal 2021 were $4.6 million of incremental research and development and selling expenses to advance Raven Autonomy™. The strong profitability performance in this year's third quarter was driven by improved gross profit margin, which increased from 30.1 percent to 35.7 percent year-over-year. Applied Technology and Engineered Films improved gross profit margins materially versus the prior year, on improved volume and overhead reduction measures, respectively. Prudent cost containment actions, outside of committed investments in platforms for growth, also contributed to the strong profit performance in this year's third quarter. Prior year third quarter operating income included a pre-tax gain of $1.9 million on the sale of an Applied Technology facility in Austin, Texas.

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Raven Industries Third Quarter 2021 Results
November 24, 2020

Net income for the third quarter of fiscal 2021 was $8.7 million, or $0.24 per diluted share, compared to $9.9 million, or $0.28 per diluted share, in last year's third quarter. The Company's investment in Raven Autonomy™ reduced net income attributable to Raven by $3.6 million, or $0.10 per diluted share, in the third quarter of fiscal 2021. Prior year net income included a $1.5 million, or $0.04 per diluted share, gain on sale of a facility in Austin, Texas.

Balance Sheet and Cash Flow:
At the end of the third quarter of fiscal 2021, cash and cash equivalents totaled $38.2 million, increasing $22.4 million versus the previous quarter. The sequential increase in cash was led by improved profitability and a reduction in net working capital requirements. Total liquidity4 at the end of the third quarter totaled $138.2 million.

Applied Technology Division:
Net sales for Applied Technology in the third quarter of fiscal 2021 were $34.8 million, increasing $6.3 million or 22.2 percent versus the third quarter of the prior year. The year-over-year sales growth was primarily driven by higher volumes to OEMs, both domestically and internationally. This growth included last-time buy activity associated with the division's strategic decision to exit a commercial relationship. Excluding the benefit of the last-time buy activity, the division achieved growth over the prior year while overcoming certain production inefficiencies caused by process changes in response to the pandemic.

Division operating income in the third quarter of fiscal 2021 was $5.8 million, down $1.2 million or 17.6 percent versus the third quarter of fiscal 2020. The profitability of the division was very strong and included an incremental investment of $4.5 million year-over-year into Raven Autonomy™. The prior year results included a pre-tax gain of $1.9 million on the sale of the division's facility in Austin, Texas.

Engineered Films Division:
Net sales for Engineered Films in the third quarter of fiscal 2021 were $43.8 million, down $12.6 million or 22.4 percent year-over-year. Increased demand and a recapture of market share in the industrial market led to year-over-year growth within this market. However, Engineered Films continued to face weak demand across a majority of its end-markets, resulting in the year-over-year decline in revenue. Engineered Films serves the following markets: geomembrane (including the energy sub-market), agriculture, construction and industrial. Geomembrane (including the energy sub-market) experienced the largest decline, as rig counts in the Permian Basin were down approximately 70 percent year-over-year. The construction market also experienced reduced demand as non-residential construction starts decreased significantly versus the prior year. Partially offsetting these declines was the delivery of the remaining $2.4 million of film-based medical supplies associated with a FEMA contract to aid in the pandemic response.
Division operating income in the third quarter of fiscal 2021 was $7.3 million, down $1.2 million or 13.6 percent versus the third quarter of fiscal 2020. Engineered Films achieved an improved operating margin year-over-year
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Raven Industries Third Quarter 2021 Results
November 24, 2020

from 15.0 percent to 16.7 percent, driven by operational efficiency improvements and expense reductions, as the division mitigated the impact of negative operating leverage on division profit margin and continued to invest in Raven Composites™. Additionally, the division generated strong cash flows as it continues to effectively manage working capital levels.

Aerostar Division:
Net sales for Aerostar in the third quarter of fiscal 2021 were $18.0 million, up $2.3 million or 15.0 percent versus the third quarter of fiscal 2020. The year-over-year growth in net sales was driven by the delivery of aerostat systems and the completion of a record number of successful stratospheric flight campaigns for the Department of Defense throughout the quarter. Momentum continues to build for the division's Thunderhead Balloon Systems as it further develops and demonstrates the capabilities and technology offering.

Division operating income in the third quarter of fiscal 2021 was $2.8 million, up $0.3 million or 11.6 percent versus the third quarter of fiscal 2020. The year-over-year increase in operating income was driven by increased sales volume.

Update on Strategic Platforms for Growth:
In the third quarter, the Company continued to aggressively and strategically invest in Raven Autonomy™, the Company's strategic platform for growth within the Applied Technology Division. Field testing continues to progress, preparing for initial product launches for both the Raven Dot® Power Platform and tractor autonomous power units (APUs) next year. Raven is commercializing its first available solutions in driverless ag technology, allowing ag professionals to be safer, more efficient and run their operations with less reliance on human variability. The Company plans to introduce additional smart implements leveraging these APUs as it continues to advance agriculture solutions.

In Raven Composites™, the Company invested in research and development equipment to support new product development efforts. This specialty equipment was installed and became operational subsequent to the end of the third quarter. Additionally, the Company continues to develop new products and strengthen strategic relationships in targeted markets while building out greenfield operations. Larger scale manufacturing equipment to advance Raven Composites™ is on order and expected to be operational during the first quarter of fiscal 2022.

For Raven Thunderhead, Aerostar continues to develop and demonstrate the functionalities of the technology. The Company achieved milestones throughout the quarter on flight durations, mission functionalities and successful flight campaigns. The stratosphere is the next frontier, and Aerostar is at the forefront of capitalizing on the significant opportunity.

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Raven Industries Third Quarter 2021 Results
November 24, 2020

Supplemental Raven Autonomy™ Financial Information:
The financial impact of Raven Autonomy™ in the third quarter of fiscal 2021 was as follows:

Third Quarter Fiscal 2021 Financial Impact of Raven Autonomy™
	Increase (Decrease)
(dollars in millions, except per share amounts)	Three Months Ended October 31, 2020	Nine Months Ended October 31, 2020
Net sales	$—	$0.9
Gross profit	—	(0.2)
Applied Technology Operating income	(4.5)	(12.3)
Consolidated Operating income	(4.6)	(12.4)
Consolidated EBITDA[3]	(4.2)	(11.7)
Net income attributable to Raven Industries, Inc.	(3.6)	(9.6)

Net income per common share - Diluted	$(0.10)	$(0.26)

Fiscal 2021 Outlook:
"The third quarter of fiscal 2021 was strong, from both a financial performance perspective and taking into account the key steps we took to advance our strategic platforms for growth," said Dan Rykhus, President and CEO. "We achieved strong profitability and cash flows while investing aggressively in Raven Autonomy™, advancing our greenfield operations in Raven Composites™ and executing on contracts for Thunderhead Balloon Systems.

"Applied Technology generated significant profitability while aggressively investing in Raven Autonomy™ during the third quarter. We continue to advance our core technology, as evidenced by enhancements and new product releases - including Hawkeye® 2 and VSN® full canopy guidance - that solve problems for our customers and generate strong returns for end users. In Raven Autonomy™, our team continues to perform field validation trials with farmers while development proceeds with our Raven Autonomy™ platform framework to enhance customer value with autonomous applications. The momentum and our position in the market continues to improve, and the outlook for this initiative is revolutionary for the Company.

"In Engineered Films, our end markets continued to be suppressed by adverse economic challenges related to the pandemic. We expect these conditions to persist throughout the remainder of the current fiscal year and into the next fiscal year, especially in the geomembrane market due to low oil prices. However, I am confident in our ability to effectively manage through these challenges. The health and long-term prospects of Engineered Films' core business and our Raven Composites™ platform is very strong.

"Aerostar achieved mission success on a record number of flight campaigns, leading to strong financial performance in the quarter. We continue to see growing momentum surrounding our Thunderhead Balloon Systems, and we believe this market will grow substantially over the coming years. We are the clear leader in this space, and our team continues to enhance the capabilities of our technology.

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Raven Industries Third Quarter 2021 Results
November 24, 2020

"We are well-positioned for substantial long-term growth across all three of our operating divisions. This confidence stems from the opportunities in front of us combined with our performance throughout the first three quarters of fiscal 2021. In Applied Technology, we generated strong margins in our underlying business, and economic conditions in the ag market appear to be improving for the first time in several years. In Engineered Films, our operational discipline and ability to generate significant cash flows in the midst of this pandemic is evidence of our strong business model. Additionally, Aerostar continues to prove the value of Thunderhead, creating momentum for strong growth in both the short-term and the long-term," concluded Rykhus.

Regulation G:
The information presented in this earnings release regarding consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) provides innovative, high-value products and systems that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and aerospace and defense solutions, and the company's groundbreaking work in autonomous systems is unlocking new possibilities in areas like farming, national defense, and scientific research. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans, and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.
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Raven Industries Third Quarter 2021 Results
November 24, 2020

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Jared Stearns
Investor Relations Manager
Raven Industries, Inc.
+1(605) 336-2750
Source: Raven Industries, Inc.
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Raven Industries Third Quarter 2021 Results
November 24, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2020	2019	Fav (Un) Change	2020	2019	Fav (Un) Change
Net sales	$96,607	$100,533	(3.9)%	$268,282	$296,769	(9.6)%
Cost of sales	62,083	70,229		175,159	200,061
Gross profit	34,524	30,304	13.9%	93,123	96,708	(3.7)%
Gross profit percentage	35.7%	30.1%		34.7%	32.6%

Research and development expenses	10,949	7,662		32,262	22,000
Selling, general, and administrative expenses	14,284	11,310		41,488	37,685
Operating income	9,291	11,332	(18.0)%	19,373	37,023	(47.7)%
Operating income percentage	9.6%	11.3%		7.2%	12.5%

Other income (expense), net	(423)	84		(514)	398
Income before income taxes	8,868	11,416	(22.3)%	18,859	37,421	(49.6)%

Income tax expense	140	1,483		363	5,512
Net income	8,728	9,933	(12.1)%	18,496	31,909	(42.0)%

Net loss attributable to the noncontrolling interest	—	(1)		(98)	(1)

Net income attributable to Raven Industries, Inc.	$8,728	$9,934	(12.1)%	$18,594	$31,910	(41.7)%

Net income per common share:
- Basic	$0.24	$0.28	(14.3)%	$0.52	$0.89	(41.6)%
- Diluted	$0.24	$0.28	(14.3)%	$0.51	$0.88	(42.0)%

Weighted average common shares:
- Basic	36,001	35,914		35,975	36,014
- Diluted	36,151	36,091		36,118	36,251

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Raven Industries Third Quarter 2021 Results
November 24, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	October 31	January 31	October 31
	2020	2020	2019
ASSETS
Cash and cash equivalents	$38,217	$20,707	$77,094
Accounts receivable, net	54,224	62,552	62,057
Inventories, net	44,674	53,899	51,981
Other current assets	4,938	5,436	5,095
Total current assets	142,053	142,594	196,227

Property, plant and equipment, net	104,596	100,850	101,487
Goodwill	105,925	106,509	50,834
Intangible assets, net	44,083	46,217	14,933
Other assets	11,123	7,087	8,795
TOTAL ASSETS	$407,780	$403,257	$372,276

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$19,314	$14,893	$11,045
Accrued and other liabilities	25,927	23,030	23,083
Total current liabilities	45,241	37,923	34,128

Long-term debt	1,900	225	—
Other liabilities	32,944	29,161	21,969
Total liabilities	80,085	67,309	56,097

Redeemable noncontrolling interest	—	21,302	—

Shareholders' equity	327,695	314,646	316,179
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$407,780	$403,257	$372,276

Net Working Capital and Net Working Capital Percentage[2]
Accounts receivable, net	$54,224	$62,552	$62,057
Plus: Inventories, net	44,674	53,899	51,981
Less: Accounts payable	19,314	14,893	11,045
Net working capital[2]	$79,584	$101,558	$102,993

Annualized net sales	$386,428	$343,044	$402,132
Net working capital percentage[2]	20.6%	29.6%	25.6%

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Raven Industries Third Quarter 2021 Results
November 24, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Nine Months Ended October 31,
	2020	2019
Cash flows from operating activities:
Net income	$18,496	$31,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,829	12,124
Other operating activities, net	23,775	3,045
Net cash provided by operating activities	55,100	47,078

Cash flows from investing activities:
Capital expenditures	(10,931)	(6,143)
Proceeds from sale or maturities of investments	586	993
Purchases of investments	(227)	(934)
Proceeds from sale of assets	251	3,459
Other investing activities, net	(272)	(3,208)
Net cash used in investing activities	(10,593)	(5,833)

Cash flows from financing activities:
Dividends paid	(9,318)	(14,001)
Payments for common shares repurchased	—	(10,781)
Proceeds from debt	51,685	—
Repayments of debt	(50,000)	—
Payments for redeemable noncontrolling interest	(17,853)	—
Payment of acquisition-related contingent liabilities	—	(1,308)
Other financing activities, net	(1,169)	(3,780)
Net cash used in financing activities	(26,655)	(29,870)

Effect of exchange rate changes on cash	(342)	(68)

Net increase in cash and cash equivalents	17,510	11,307
Cash and cash equivalents at beginning of period	20,707	65,787
Cash and cash equivalents at end of period	$38,217	$77,094

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Raven Industries Third Quarter 2021 Results
November 24, 2020

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2020	2019	Fav (Un) Change	2020	2019	Fav (Un) Change
Net sales
Applied Technology	$34,838	$28,500	22.2%	$112,347	$97,596	15.1%
Engineered Films	43,765	56,406	(22.4)%	113,415	158,214	(28.3)%
Aerostar	18,010	15,661	15.0%	42,626	41,040	3.9%
Intersegment eliminations	(6)	(34)		(106)	(81)
Consolidated net sales	$96,607	$100,533	(3.9)%	$268,282	$296,769	(9.6)%

Operating income
Applied Technology	$5,797	$7,035	(17.6)%	$21,247	$25,120	(15.4)%
Engineered Films	7,321	8,474	(13.6)%	13,393	24,987	(46.4)%
Aerostar	2,777	2,488	11.6%	4,821	7,427	(35.1)%
Intersegment eliminations	9	(12)		60	(10)
Total segment income	$15,904	$17,985	(11.6)%	$39,521	$57,524	(31.3)%
Corporate expenses	(6,613)	(6,653)	0.6%	(20,148)	(20,501)	1.7%
Consolidated operating income	$9,291	$11,332	(18.0)%	$19,373	$37,023	(47.7)%

Operating income percentages
Applied Technology	16.6%	24.7%	(810)bps	18.9%	25.7%	(680)bps
Engineered Films	16.7%	15.0%	170bps	11.8%	15.8%	(400)bps
Aerostar	15.4%	15.9%	(50)bps	11.3%	18.1%	(680)bps
Consolidated operating income	9.6%	11.3%	(170)bps	7.2%	12.5%	(530)bps

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Raven Industries Third Quarter 2021 Results
November 24, 2020

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[3]
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
			Fav (Un)			Fav (Un)
	2020	2019	Change	2020	2019	Change
Applied Technology
Reported Operating income	$5,797	$7,035	(17.6)%	$21,247	$25,120	(15.4)%
Plus: Depreciation and amortization	1,335	957	39.5%	3,656	2,956	23.7%
ATD EBITDA	$7,132	$7,992	(10.8)%	$24,903	$28,076	(11.3)%
ATD EBITDA % of Net Sales	20.5%	28.0%		22.2%	28.8%

Engineered Films
Reported Operating income	$7,321	$8,474	(13.6)%	$13,393	$24,987	(46.4)%
Plus: Depreciation and amortization	2,384	2,397	(0.5)%	7,220	7,121	1.4%
EFD EBITDA	$9,705	$10,871	(10.7)%	$20,613	$32,108	(35.8)%
EFD EBITDA % of Net Sales	22.2%	19.3%		18.2%	20.3%

Aerostar
Reported Operating income	$2,777	$2,488	11.6%	$4,821	$7,427	(35.1)%
Plus: Depreciation and amortization	278	240	15.8%	765	680	12.5%
Aerostar EBITDA	$3,055	$2,728	12.0%	$5,586	$8,107	(31.1)%
Aerostar EBITDA % of Net Sales	17.0%	17.4%		13.1%	19.8%

Consolidated
Net income attributable to Raven Industries Inc.	$8,728	$9,934	(12.1)%	$18,594	$31,910	(41.7)%
Interest (income) expense, net	103	(210)		383	(644)
Income tax expense	140	1,483		363	5,512
Plus: Depreciation and amortization	4,351	4,002		12,829	12,124
Consolidated EBITDA	$13,322	$15,209	(12.4)%	$32,169	$48,902	(34.2)%
Consolidated EBITDA % of Net Sales	13.8%	15.1%		12.0%	16.5%

1 Free cash flow is defined as Net cash provided by operating activities, less capital expenditures, less dividends paid.
2 Net working capital is defined as accounts receivable, (net) plus inventories, (net) less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
3 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.
4 Total liquidity is defined as Cash and cash equivalents plus the available balance on the Company's revolving credit facility.

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